NEWS RELEASE

OTCBB: TXLA

Exhibit 99.1

TEXOLA ENERGY RECEIVES FINAL EXPLORATION MATERIALS FROM CEDAR STRAT

AND ADVANCES FINAL PROSPECTING FEE

VANCOUVER, B.C., August 31, 2006 -- Texola Energy Corp. (‘Texola’ or the ‘Company’) (OTCBB: TXLA) is pleased to announce that it has now received the final preliminary exploration materials required to be delivered by Cedar Strat under its Participation Agreement on the Maverick Springs Prospect, Nevada USA, which included a recently acquired gravity survey, geological cross sections, a 10 well study, a detailed surface outcrop survey and a cross section map on the Maverick Springs Prospect. Having now received these materials, the Company has arranged to make payment of its final $300,000 USD prospect fee to Cedar Strat thereby vesting its full participation in the Maverick Springs Prospect, bringing the total prospecting fee paid by the Company on the Maverick Springs Prospect to $1,200,000 USD.

As announced under a previous release, Cedar Strat advised the Company that it was very encouraged by the results of its Summer exploration program on the Maverick Springs property as it confirmed the potential for not only a "fractured shale" prospect but also the potential for a conventional oil prospect underlying the Maverick Springs Anticline discovered to exist on the prospect.

Cedar Strat is in the process of completing a "geological report" together with recommendations for follow up work which will lead to identifying the best location for drilling.

About Texola Energy Corp.

Texola is an emerging growth oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second is located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large, world-class reservoirs.

For further information contact:

Texola Energy Corp.

Investor Relations: Nick Beauchesne

North American Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.